NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Chet Mehta, 603-929-2260
E-mail: Gia.Oei@fishersci.com	E-mail: Chet.Mehta@fishersci.com
Fisher Scientific’s Second-Quarter Sales and Earnings Reach All-Time High;
Company Completes Acquisition of McKesson BioServices and
Announces Acquisitions of Lancaster Laboratories and Cellomics, Inc.
HAMPTON, N.H., Aug. 3, 2005 — Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported record sales and earnings for the second quarter ended June 30, 2005, reflecting strong demand from healthcare customers and continued growth in sales of scientific products and services.
     “We concluded the first half of the year on a strong note — setting new records for both sales and earnings,” said Paul M. Montrone, chairman and chief executive officer. “Our scientific research and healthcare business segments performed well, and our integration of the Apogent businesses is on track. In addition to the acquisition of McKesson BioServices, which we completed last week, we have signed definitive agreements to acquire two other companies that will further expand our pharmaceutical service offering and enhance our portfolio of products for the life-science marketplace.”
Second-Quarter Reported Results
     Sales for the second quarter increased 33 percent to $1,391.3 million compared with $1,048.6 million in the corresponding period of 2004. Excluding the effect of foreign exchange, sales totaled $1,377.6 million in the second quarter, a 31 percent increase over the same quarter in 2004, with 5.2 points of this increase from organic growth.
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Fisher Scientific’s Second-Quarter Sales and Earnings Reach All-Time High, Page 2
     Income from continuing operations for the second quarter increased to $85.4 million, or 67 cents per diluted share, from $43.5 million, or 62 cents per diluted share, in the same period of 2004. Income from continuing operations includes $30.2 million, net of tax ($46.9 million pre-tax) of nonrecurring costs and special items, which are excluded from the pro forma financial results discussed below.
     Second-quarter net income increased to $101.4 million, or 80 cents per diluted share, compared with net income of $44.7 million, or 64 cents per diluted share, in the same period of 2004. Net income for the second quarter includes $16.0 million, net of tax, associated with discontinued operations and the gain on the sale of Atos Medical AB. Atos was sold by Fisher Scientific in April 2005 and has been reflected as a discontinued operation for all periods presented.
     For the six months ended June 30, 2005, sales totaled $2,742.5 million, a 34 percent increase over sales of $2,051.7 million in the corresponding period last year. Excluding the favorable effect of foreign exchange, sales totaled $2,714.8 million, a 32 percent increase compared with the first six months of 2004. Net income for the first six months was $178.4 million, or $1.41 per diluted share. In 2004, net income for the corresponding six-month period was $79.3 million, or $1.15 per diluted share.
     During the first six months of 2005, Fisher generated $218.1 million in cash from operations, primarily reflecting growth in earnings. Capital expenditures during the same period were $72.4 million, related to facility expansions and the integration of Apogent. In the first six months, free cash flow, defined as cash from operations less capital expenditures, was $145.7 million.
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Fisher Scientific’s Second-Quarter Sales and Earnings Reach All-Time High, Page 3
Pro Forma Financial Results
     The following discussion excludes nonrecurring costs and special items in 2004 and 2005. In the attached supplemental information tables, these items are reconciled to the most directly comparable financial measures computed in accordance with generally accepted accounting principles in the United States (GAAP).
     Operating income for the second quarter doubled to $183.7 million compared with $91.2 million in the same quarter of 2004, reflecting organic margin improvement, contributions from the Apogent businesses and the benefit of integration synergies.
     Second-quarter net income increased 127 percent to $115.6 million compared with net income of $51.0 million in the corresponding period of 2004, reflecting an improvement in operating income and a reduction in the effective tax rate, partially offset by an increase in interest expense. Diluted earnings per share increased to 91 cents in the second quarter compared with 73 cents in the same period in 2004.
     Operating income for the six-month period increased 112 percent to $356.3 million compared with $168.0 million during the same period in the prior year. Net income for the first six months of 2005 increased 134 percent to $216.1 million compared with $92.2 million in the same period of 2004. Year-to-date earnings were $1.71 per diluted share compared with $1.33 per diluted share in the corresponding period of 2004.
Business-Segment Results
     Sales of scientific products and services in the second quarter increased to $1,030.4 million, a 30 percent increase compared with the prior-year period. Excluding the effect of foreign exchange, second-quarter sales of scientific products and services totaled $1,017.4 million, a 29 percent increase, with 5.1 points of this increase from organic growth.
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Fisher Scientific’s Second-Quarter Sales and Earnings Reach All-Time High, Page 4
     Organic sales growth was driven by continued strong demand from biotech, pharmaceutical, academic and industrial customers, partially offset by continued weakness in European markets and the timing of safety-related product sales for domestic-preparedness and bioterrorism initiatives. Operating income increased 87 percent to $142.2 million from $76.2 million in the corresponding period of 2004.
     For the first six months, excluding the effect of foreign exchange, sales of scientific products and services increased 30 percent to $1,988.1 million compared with the first six months of 2004. Operating income grew in the six-month period to $271.6 million, a 90 percent increase over $142.8 million in the same period in 2004.
     Second-quarter sales of healthcare products and services totaled $326.2 million, a 49 percent increase compared with the prior-year period. Excluding the effect of foreign exchange, sales of healthcare products and services totaled $325.4 million in the second quarter, a 48 percent increase compared with the prior year’s quarter, with approximately 3.7 points of this increase from organic growth. Operating income tripled to $41.6 million compared with $13.7 million in the second quarter last year.
     For the first six months, sales of healthcare products and services, excluding the effect of foreign exchange, increased 48 percent to $661.2 million compared with the first six months of 2004. Year-to-date operating income increased to $84.6 million from $24.1 million in the corresponding period last year.
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Fisher Scientific’s Second-Quarter Sales and Earnings Reach All-Time High, Page 5
     Second-quarter sales in the laboratory-workstations segment increased to $50.5 million from $43.4 million in the prior year. The segment reported operating income of $0.1 million in the quarter compared with $1.3 million in the same period last year. The reduction in operating income primarily reflects incremental costs associated with the launch of Fisher’s new manufacturing facility in Mexico. Order activity in the laboratory-workstations segment improved during the second quarter with backlog at approximately $133 million at the end of the quarter, compared with $125 million at the same time last year.
     Year-to-date sales in the laboratory-workstations segment were $96.8 million compared with $81.8 million in the prior-year period. Operating income for the six-month period was $0.3 million compared to $1.1 million for the same period in the prior year.
Recent Transactions/Financing
•	On July 31, Fisher completed its acquisition of McKesson BioServices for approximately $60 million in cash. McKesson BioServices is a leader in managing biological specimens and clinical-trial materials. The business had revenues of approximately $48 million for the fiscal year ended March 31, 2005. Fisher expects the acquisition to broaden its pharmaceutical-service offering.

•	On July 1, Fisher entered into a definitive agreement to acquire privately held Lancaster Laboratories, Inc. for approximately $150 million in cash. With revenues of approximately $60 million for the fiscal year ended March 31, 2005, Lancaster Laboratories is one of the largest pharmaceutical- and environmental-testing laboratories in the United States. The transaction is expected to close in the next few weeks. The acquisition of Lancaster Laboratories will expand and enhance Fisher’s suite of outsourced pharmaceutical services.
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Fisher Scientific’s Second-Quarter Sales and Earnings Reach All-Time High, Page 6
•	Today Fisher entered into a definitive agreement to acquire privately held Cellomics, Inc. for approximately $49 million in cash. Cellomics, with 2004 revenues of approximately $13 million, is a worldwide leader in the high-content-screening segment of the cellular-analysis market. The addition of Cellomics will build on Fisher’s offering of drug-discovery solutions in the life-science marketplace, enabling researchers to accelerate the process of developing new medicines. In connection with this acquisition, Fisher and Carl Zeiss Jena GmbH, Cellomics’ largest shareholder, agreed to closely collaborate in the high-content-screening field going forward.

•	On June 28, Fisher commenced a cash-tender offer for all $300 million principal amount of its 8 percent senior subordinated notes due 2013. As of the expiration date, $298 million or 99 percent of the notes, had been tendered and were subsequently repurchased by Fisher.

•	On July 15, Fisher issued $500 million principal amount of 6 1/8 percent senior subordinated notes due 2015 to fund the tender offer for the 8 percent notes and to fund acquisitions.
Company Outlook
     The company continues to expect full-year revenue growth, excluding foreign-exchange effects, of approximately 20.0 percent to 22.0 percent. Fisher expects the effect of acquisitions to offset lower sales growth in its scientific products and services segment. The lower sales growth expected in this segment is a result of delays in domestic-preparedness product sales and weakness in select European markets.
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Fisher Scientific’s Second-Quarter Sales and Earnings Reach All-Time High, Page 7
     Fisher is narrowing its 2005 EPS guidance to $3.47 to $3.52 from the previously announced range of $3.45 to $3.60, reflecting a reduction in organic growth in the safety business and Europe, as well as the incremental costs associated with the laboratory-workstations plant in Mexico. The dilutive effect of the Cellomics acquisition and the sale of Atos is expected to be offset by a lower effective tax rate and reduced interest expense. The guidance includes approximately 26 cents of intangible amortization expense.
     Fisher Scientific expects operating income margin of 13.1 percent to 13.3 percent.
     Fisher is increasing its guidance for 2005 operating cash flow to the range of $560 million to $590 million from the previous range of $540 million to $570 million. The company also confirmed its guidance for capital expenditures of approximately $155 million, which includes facility expansions related to the integration of manufacturing operations and the transfer of production to lower-cost locations. Free cash flow is projected to be in the range of $405 million to $435 million for 2005.
     The company’s detailed guidance for 2005 is as follows:

Segment	Revenue Growth Rate	Operating Margin
(excluding foreign exchange)
Scientific products and services	20.0% - 22.0%	13.7% - 13.9%
Healthcare products and services	26.0% - 28.0%	13.0% - 13.3%
Lab workstations	12.0% - 15.0%	0.0% - 1.0%
Consolidated	20.0% - 22.0%	13.1% - 13.3%
     Fisher’s EPS guidance assumes a 29 percent tax rate, an improvement from previous guidance of 30 percent, and an estimated diluted share count of 128 million. The company’s guidance includes Apogent integration savings of $55 million in 2005.
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Fisher Scientific’s Second-Quarter Sales and Earnings Reach All-Time High, Page 8
     Fisher Scientific’s earnings guidance and operating margins exclude one-time costs for the Apogent transaction of approximately $60 million ($38.5 million, net of tax) related to inventory step-up amounts, restructuring and other integration costs in 2005. These one-time costs include cash charges of approximately $40 million. The adjusted earnings guidance also excludes $71 million ($45 million, net of tax) of charges associated with debt refinancings and $16 million, net of tax, gain on the sale of Atos.
     Fisher Scientific expects third-quarter EPS to be in the range of 87 cents to 89 cents.
Upcoming Presentations
     Fisher will present at the UBS Global Life Sciences Conference, Sept. 26 — 29 in New York City. The company’s presentation time will be announced at a later date.
Conference Call Scheduled
     Fisher will host a teleconference on Thursday, Aug. 4, to discuss its second-quarter financial results and guidance for 2005. Details are provided below:
Live conference call
Date: Thursday, Aug. 4
Time: 10 a.m. Eastern Daylight Time (EDT)
Within United States: 800-299-8538
International: (+1) 617-786-2902

Audio replay (available for 2 weeks)
Within United States: 888-286-8010
International: (+1) 617-801-6888
Conference replay code: 19284962
     The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com) and will be archived until Sept. 4.
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Fisher Scientific’s Second-Quarter Sales and Earnings Reach All-Time High, Page 9
Fisher Scientific: A World Leader in Serving Science
Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. We serve pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as government agencies. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher’s globally integrated supply chain and unmatched sales and marketing presence, helps make our 350,000 customers more efficient and effective at what they do.
Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. Fisher has approximately 17,500 employees worldwide, and our annual revenues are expected to exceed $5.5 billion in 2005. Fisher Scientific is a company committed to high standards and delivering on our promises — to customers, shareholders and employees alike. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.
Forward-looking Statements
This announcement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are based on current expectations and projections about future events. No assurances can be given that Fisher Scientific’s assumptions and expectations will prove to have been correct, and actual results could vary materially from these assumptions and expectations. Important factors that could cause actual results to differ materially from the results predicted include challenges presented by our acquisitions; economic and political risks related to our international operations; changes in the healthcare industry; the impact of government regulation; dependence on our customers’ research and development efforts; and changes or disruptions in our relationships with our customers, suppliers and key employees, together with other potential risks and uncertainties, all of which are detailed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Fisher Scientific’s annual reports on Form 10-K and its other filings with the Securities and Exchange Commission. Copies of such reports are available on Fisher Scientific’s Web site at www.fisherscientific.com and on the SEC’s Web site at www.sec.gov. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1
Fisher Scientific International Inc.
Consolidated Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales	$1,391.3	$1,048.6	$2,742.5	$2,051.7
Cost of sales	911.0	746.3	1,812.8	1,478.8
Selling, general and administrative expense	307.7	218.3	613.0	422.3
Restructuring expense	5.0	—	13.3	—

Operating income	167.6	84.0	303.4	150.6
Interest expense	27.6	23.0	58.2	45.0
Other expense, net	28.7	0.9	27.7	0.3

Income from continuing operations before income taxes	111.3	60.1	217.5	105.3
Income tax provision	25.9	16.6	56.0	29.0

Income from continuing operations	85.4	43.5	161.5	76.3
Income from discontinued operations, including gain on disposal of $16.7, net of tax	16.0	1.2	16.9	3.0

Net income	$101.4	$44.7	$178.4	$79.3

Basic net income per common share:
Income from continuing operations	$0.71	$0.68	$1.34	$1.19
Income from discontinued operations	0.13	0.02	0.14	0.05

Net Income	$0.84	$0.70	$1.48	$1.24

Diluted net income per common share:
Income from continuing operations	$0.67	$0.62	$1.28	$1.11
Income from discontinued operations	0.13	0.02	0.13	0.04

Net income	$0.80	$0.64	$1.41	$1.15

Weighted average common shares outstanding:
Basic	121.0	64.2	120.3	63.9

Diluted	127.0	69.9	126.5	69.2

Atos Medical Holding AB was sold on April 5, 2005 and is reflected as a discontinued operation for all periods presented.

Table 2
Fisher Scientific International Inc.
Segment Results
(in millions)
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		Growth			Growth
	2005	Rate	2004	2005	Rate	2004
Net sales
Scientific Products and Services	$1,030.4	30.3%	$790.6	$2,014.2	31.4%	$1,532.6
Healthcare Products and Services	326.2	48.7%	219.4	662.9	48.3%	446.9
Laboratory Workstations	50.5	16.4%	43.4	96.8	18.3%	81.8
Eliminations	(15.8)		(4.8)	(31.4)		(9.6)

Total	$1,391.3	32.7%	$1,048.6	$2,742.5	33.7%	$2,051.7

	Three Months Ended				Six Months Ended
	June 30,				June 30,
		Operating		Operating		Operating		Operating
	2005	Margin	2004	Margin	2005	Margin	2004	Margin
Operating income
Scientific Products and Services	$142.2	13.8%	$76.2	9.6%	$271.6	13.5%	$142.8	9.3%
Healthcare Products and Services	41.6	12.8%	13.7	6.2%	84.6	12.8%	24.1	5.4%
Laboratory Workstations	0.1	0.2%	1.3	3.0%	0.3	0.3%	1.1	1.3%
Eliminations	(0.2)		—		(0.2)		—

Segment sub-total	183.7	13.2%	91.2	8.7%	356.3	13.0%	168.0	8.2%

Restructuring expense	(5.0)		—		(13.3)		—
Acquisition and integration costs	(8.1)		(1.5)		(19.5)		(1.5)
Inventory step-up	(3.0)		(5.7)		(20.1)		(15.9)

Adjusted operating income	$167.6	12.0%	$84.0	8.0%	$303.4	11.1%	$150.6	7.3%

Table 3
Fisher Scientific International Inc.
Condensed Consolidated Balance Sheet
(in millions)

	June 30,	December 31,
	2005	2004
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$155.2	$162.5
Accounts receivable	691.5	632.8
Inventories	612.7	622.4
Other current assets	285.1	264.5
Assets held for sale	—	94.2

Total current assets	1,744.5	1,776.4
Property, plant and equipment	758.6	785.4
Goodwill	3,694.9	3,756.9
Intangible assets	1,529.0	1,565.4
Other assets	192.6	206.1

Total assets	$7,919.6	$8,090.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$37.6	$39.4
Accounts payable	479.7	468.5
Accrued and other current liabilities	415.1	452.9
Liabilities held for sale	—	8.9

Total current liabilities	932.4	969.7
Long-term debt	1,984.1	2,309.2
Other long-term liabilities	936.8	941.3

Total liabilities	3,853.3	4,220.2

Stockholders’ equity	4,066.3	3,870.0

Total liabilities and stockholders’ equity	$7,919.6	$8,090.2

Atos Medical Holding AB was sold on April 5, 2005 and is reflected as a discontinued operation for all periods presented.

Table 4
Fisher Scientific International Inc.
Condensed Consolidated Statement of Cash Flows
(in millions)
(UNAUDITED)

	Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$178.4	$79.3
Depreciation and amortization	93.6	51.3
Other adjustments to reconcile net income to cash provided by operating activities	41.6	10.1
Changes in working capital and other assets and liabilities	(95.5)	(3.8)

Cash provided by operating activities	218.1	136.9

Cash flows from investing activities:
Capital expenditures	(72.4)	(30.9)
Acquisitions, net of cash acquired	(5.8)	(418.3)
Proceeds from sale of business	109.5	—
Other investing activities	7.6	(2.4)

Cash provided by (used in) investing activities	38.9	(451.6)

Cash flows from financing activities:
Proceeds from stock options exercised	98.6	27.2
Net change in debt	(319.7)	245.7
Proceeds from accounts receivable securitization, net	—	20.6
Other financing activities	(33.0)	(8.8)

Cash provided by (used in) financing activities	(254.1)	284.7

Effect of exchange rate changes on cash and cash equivalents	(10.2)	(1.3)

Net change in cash and cash equivalents	(7.3)	(31.3)
Cash and cash equivalents — beginning of period	162.5	83.8

Cash and cash equivalents — end of period	$155.2	$52.5

Table 5
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	June 30, 2005			June 30, 2004
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net sales	$1,391.3	$—	$1,391.3	$1,048.6	$—	$1,048.6
Cost of sales	911.0	(4.7)	906.3	746.3	(5.7)	740.6
Selling, general and administrative expense	307.7	(6.4)	301.3	218.3	(1.5)	216.8
Restructuring expense	5.0	(5.0)	—	—	—	—

Operating income	167.6	16.1	183.7	84.0	7.2	91.2
Interest expense	27.6	—	27.6	23.0	—	23.0
Other (income) expense, net	28.7	(30.8)	(2.1)	0.9	(2.2)	(1.3)

Income from continuing operations before income taxes	111.3	46.9	158.2	60.1	9.4	69.5
Income tax provision	25.9	16.7	42.6	16.6	3.1	19.7

Income from continuing operations	85.4	30.2	115.6	43.5	6.3	49.8
Income from discontinued operations including gain on disposal of $16.7, net of tax	16.0	(16.0)	—	1.2	—	1.2

Net income	$101.4	$14.2	$115.6	$44.7	$6.3	$51.0

Diluted net income per common share	$0.80	$0.11	$0.91	$0.64	$0.09	$0.73

Diluted weighted average common shares outstanding	127.0		127.0	69.9		69.9

Atos Medical Holding AB was sold on April 5, 2005 and is reflected as a discontinued operation for all periods presented.

Table 5A
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information — Adjustments
(in millions)
(unaudited)
Three Months Ended June 30, 2005

							Income from Cont.		Income from	Income from
		Cost of	SG&A	Restructuring	Operating	Other	Operations Before	Income Tax	Continuing	Discontinued	Net
	Pro Forma Adjustment	Sales	Expense	Expense	Income	Expense	Income Taxes	Provision	Operations	Operations	Income
(1)	Acquisition and integration costs	$(4.4)	$(2.6)	$—	$7.0	$—	$7.0	$2.5	$4.5	$—	$4.5
(2)	Impairment of long-lived assets	(0.3)	(3.8)	—	4.1	—	4.1	1.5	2.6	—	2.6
(3)	Debt refinancing costs	—	—	—	—	(32.2)	32.2	11.4	20.8	—	20.8
(4)	Gain on sale of investment	—	—	—	—	1.4	(1.4)	(0.5)	(0.9)	—	(0.9)
(5)	Restructuring	—	—	(5.0)	5.0	—	5.0	1.8	3.2	—	3.2
(6)	Atos Medical Holding AB	—	—	—	—	—	—	—	—	(16.0)	(16.0)

		$(4.7)	$(6.4)	$(5.0)	$16.1	$(30.8)	$46.9	$16.7	$30.2	$(16.0)	$14.2

Three Months Ended June 30, 2004

							Income from Cont.		Income from	Income from
		Cost of	SG&A	Restructuring	Operating	Other	Operations Before	Income Tax	Continuing	Discontinued	Net
	Pro Forma Adjustment	Sales	Expense	Expense	Income	Expense	Income Taxes	Provision	Operations	Operations	Income
(1)	Acquisition and integration costs	$(5.7)	$(1.5)	$—	$7.2	$—	$7.2	$2.3	$4.9	$—	$4.9
(7)	Termination of F/X contract	—	—	—	—	(2.2)	2.2	0.8	1.4	—	1.4

		$(5.7)	$(1.5)	$—	$7.2	$(2.2)	$9.4	$3.1	$6.3	$—	$6.3

(1)	Represents planned inventory step-up ($3.0 and $5.7 before tax in 2005 and 2004, respectively) and integration costs ($4.0 and $1.5 before tax in 2005 and 2004, respectively) associated with acquisitions and integration.

(2)	Represents non-cash write-off of long-lived assets primarily associated with the closure/exit of certain facilities and integration of business units.

(3)	Represents refinancing costs primarily incurred in connection with the cash tender offer/repurchase of the 8 1/8% senior subordinated notes ($304 principal amount due 2012) in April 2005.

(4)	Represents a gain attributable to the sale of an investment.

(5)	Represents costs incurred in connection with various integration and facility consolidation projects.

(6)	Represents the gain on sale of Atos Medical Holding AB, net of stock compensation expense related to the acceleration of stock options.

(7)	Represents charge associated with termination of a foreign currency exchange contract.

Table 6
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
(in millions, except per share data)
(UNAUDITED)

	Six Months Ended
	June 30, 2005			June 30, 2004
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net sales	$2,742.5	$—	$2,742.5	$2,051.7	$—	$2,051.7
Cost of sales	1,812.8	(25.0)	1,787.8	1,478.8	(15.9)	1,462.9
Selling, general and administrative expense	613.0	(14.6)	598.4	422.3	(1.5)	420.8
Restructuring expense	13.3	(13.3)	—	—	—	—

Operating income	303.4	52.9	356.3	150.6	17.4	168.0
Interest expense	58.2	—	58.2	45.0	—	45.0
Other (income) expense, net	27.7	(30.3)	(2.6)	0.3	(2.2)	(1.9)

Income from continuing operations before income taxes	217.5	83.2	300.7	105.3	19.6	124.9
Income tax provision	56.0	29.5	85.5	29.0	6.7	35.7

Income from continuing operations	161.5	53.7	215.2	76.3	12.9	89.2
Income from discontinued operations including gain on disposal of $16.7, net of tax	16.9	(16.0)	0.9	3.0	—	3.0

Net income	$178.4	$37.7	$216.1	$79.3	$12.9	$92.2

Diluted net income per common share	$1.41	$0.30	$1.71	$1.15	$0.19	$1.33

Diluted weighted average common shares outstanding	126.5		126.5	69.2		69.2

Atos Medical Holding AB was sold on April 5, 2005 and is reflected as a discontinued operation for all periods presented.

Table 6A
Fisher Scientific International Inc.
Statement of Operations
Supplemental Information — Adjustments
(in millions)
(unaudited)
Six Months Ended June 30, 2005

							Income from Cont.		Income from	Income from
		Cost of	SG&A	Restructuring	Operating	Other	Operations Before	Income Tax	Continuing	Discontinued	Net
	Pro Forma Adjustment	Sales	Expense	Expense	Income	Expense	Income Taxes	Provision	Operations	Operations	Income
(1)	Acquisition and integration costs	$(24.3)	$(10.8)	$—	$35.1	$0.5	$34.6	$12.1	22.5	$—	22.5
(2)	Impairment of long-lived assets	(0.7)	(3.8)	—	4.5	—	4.5	1.6	2.9	—	2.9
(3)	Debt refinancing costs	—	—	—	—	(32.2)	32.2	11.6	20.6	—	20.6
(4)	Gain on sale of investment	—	—	—	—	1.4	(1.4)	(0.5)	(0.9)	—	(0.9)
(5)	Restructuring	—	—	(13.3)	13.3	—	13.3	4.7	8.6	—	8.6
(6)	Atos Medical Holding AB	—	—	—	—	—	—	—	—	(16.0)	(16.0)

		$(25.0)	$(14.6)	$(13.3)	$52.9	$(30.3)	$83.2	$29.5	$53.7	$(16.0)	$37.7

Six Months Ended June 30, 2004

							Income from Cont.		Income from	Income from
		Cost of	SG&A	Restructuring	Operating	Other	Operations Before	Income Tax	Continuing	Discontinued	Net
	Pro Forma Adjustment	Sales	Expense	Expense	Income	Expense	Income Taxes	Provision	Operations	Operations	Income
(1)	Acquisition and integration costs	$(15.9)	$(1.5)	$—	$17.4	$—	$17.4	$5.9	$11.5	$—	$11.5
(7)	Termination of F/X contract	—	—	—	—	(2.2)	2.2	0.8	1.4	—	1.4

		$(15.9)	$(1.5)	$—	$17.4	$(2.2)	$19.6	$6.7	$12.9	$—	$12.9

(1)	Represents planned inventory step-up ($20.1 and $15.9 before tax in 2005 and 2004, respectively), integration costs ($15.0 and $1.5 before tax in 2005 and 2004, respectively) and other nonrecurring income ($0.5 and $0.0 before tax in 2005 and 2004, respectively) associated with acquisitions and integration.

(2)	Represents non-cash write-off of long-lived assets primarily associated with the closure/exit of certain facilities and integration of business units.

(3)	Represents refinancing costs primarily incurred in connection with the cash tender offer/repurchase of the 8 1/8% senior subordinated notes ($304 principal amount due 2012) in April 2005.

(4)	Represents a gain attributable to the sale of an investment.

(5)	Represents costs incurred in connection with various integration and facility consolidation projects.

(6)	Represents the gain on sale of Atos Medical Holding AB, net of stock compensation expense related to the acceleration of stock options.

(7)	Represents charge associated with termination of a foreign currency exchange contract.